Exhibit 99.1
For Immediate Release

Contacts:	Norman Black, Public Relations 404-828-7593 Andy Dolny, Investor Relations 404-828-8901
UPS REPORTS 37% GROWTH
IN 1st QUARTER EARNINGS
International Revenue Stronger Than Expected;
UPS Raising Guidance, Expects 2010 EPS To Climb 32-43%
     ATLANTA, April 14, 2010 — UPS (NYSE:UPS) today pre-announced a 37% increase in adjusted diluted earnings per share for the first quarter of 2010. The results were powered by a significant acceleration in the international package and supply chain businesses and improved operating margins across all three segments.
     Adjusted first quarter earnings totaled $0.71 per diluted share compared to an adjusted $0.52 in the prior-year quarter. On a reported basis, diluted earnings per share were $0.53 compared to $0.40 for the prior-year period, an improvement of 33%.
     Consolidated revenue for the period grew 7%, driven by increases of 18% in International Package and 14% in Supply Chain and Freight. International daily volumes grew significantly with export up more than 9% and non-U.S. domestic up over 24%. U.S. Domestic daily volume increased less than 1%, the first year-over-year growth in more than two years.
     “We expected the first quarter to be the most challenging of 2010 as the economic recovery gathered steam through the year,” said Kurt Kuehn, UPS’s chief financial officer. “As it turned out, revenue was stronger than we expected due to international volume gains, increased yields in the U.S. and growth in Forwarding and Logistics. Also, the operating leverage in our streamlined network provided higher margins than anticipated.”
     As a result of the strong earnings for the first quarter and an improved outlook for the remainder of the year, UPS has increased its expectations for full-year adjusted diluted earnings to a range of $3.05 to $3.30 per share, a significant increase over the $2.70 to $3.05 provided in February.
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     In the first quarter, UPS realized charges on two previously announced events. First, UPS recorded a pre-tax $98 million restructuring charge related to the reorganization of the U.S. package segment and second, a pre-tax $38 million loss on the sale of a specialized transportation business in its supply chain unit in Germany. Additionally, the company recorded a $76 million non-cash charge to income tax expense resulting from a change in the tax filing status of a German subsidiary. These charges reduced net income by $175 million and diluted earnings per share by $0.18.
     UPS took an impairment charge, in the first quarter of 2009, on its DC-8 fleet resulting in a non-cash expense of $181 million, which reduced net income by $116 million, or $0.12 per share.
     The company will provide additional details of its performance during its first quarter earnings call on April 27.
     UPS (NYSE: UPS) is the world’s largest package delivery company and a global leader in supply chain and freight services. With more than a century of experience in transportation and logistics, UPS is a leading global trade expert equipped with a broad portfolio of solutions. Headquartered in Atlanta, Ga., UPS serves more than 200 countries and territories worldwide. The company can be found on the Web at UPS.com and its corporate blog can be found at www.blog.ups.com. To get UPS news direct, visit pressroom.ups.com/RSS.
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EDITOR’S NOTE: UPS Chairman and CEO Scott Davis and CFO Kurt Kuehn will discuss first quarter results with investors and analysts during a conference call at 8:30 a.m. EDT on Tuesday, April 27, 2010. That call is open to listeners through a live Webcast. To access the call, go to www.investors.ups.com and click on “Earnings Webcast.”

     We supplement the reporting of our financial information determined under generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measures, including, as applicable, “as adjusted” operating profit, operating margin, pre-tax income, net income and earnings per share. The equivalent measures determined in accordance with GAAP are also referred to as “reported” or “unadjusted”. We believe that these adjusted measures provide meaningful information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Furthermore, we use these adjusted financial measures to determine awards for our management personnel under our incentive compensation plans.
     In the first quarter of 2010, we recorded a $98 million pre-tax restructuring charge in our U.S. Domestic Package operations related to the reorganization of our domestic management structure. We also incurred a $38 million pre-tax loss on the sale of a specialized transportation business in Germany in our Supply Chain & Freight segment. Additionally, we recorded a $76 million charge to income tax expense, resulting from a change in the filing status of a German subsidiary. In the first quarter of 2009, we recorded a $181 million pre-tax impairment charge ($116 million after tax) related to our McDonnell-Douglas DC-8-71 and DC-8-73 aircraft fleets. We presented first quarter 2010 and 2009 operating profit, operating margin, pre-tax income, net income and earnings per share excluding the impact of these items as we believe these adjusted measures better enable shareowners to focus on period-over-period operating performance. The underlying matters that produced the impairment and re-measurement charges were unique, and we do not believe they are reflective of the types of charges that will affect future results.
     Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for GAAP operating profit, operating margin, net income and earnings per share, the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the preceding reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.
     Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company’s strategic directions, prospects and future results, involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, governmental regulations, our competitive environment, strikes, work stoppages and slowdowns, increases in aviation and motor fuel prices, cyclical and seasonal fluctuations in our operating results, and other risks discussed in the company’s Form 10-K and other filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference.